Exhibit 16.2

Accountants and Business Advisors	Grant Thornton
July 24, 2006
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Global Employment Holdings, Inc.
File No. 000-51737

Dear Sir or Madam:
We have read Item 4.01, which incorporates section 14 of Item 2.01 by reference, of Form 8-K/A, Amendment No. 2, of Global Employment Holdings, Inc. dated July 24, 2006, and agree with the statements concerning our Firm contained therein.
We have no basis on which to agree or disagree with management’s statements with respect to their remediation actions related to the material weakness disclosed therein.
Very truly yours,
/s/ Grant Thornton LLP
707 Seventeenth Street, Suite 3200
Denver, Colorado 80202
T 303.813.4000
F 303.839.5711 Audit
F 303.839.5701 Tax
W www.grantthornton.com
Grant Thornton LLP
US Member of Grant Thornton International